Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-1) filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 31, 2020, with respect to the consolidated financial statements of Globus Maritime Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission and incorporated by reference in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-238119) and related Prospectus of Globus Maritime Limited for the registration of its common stock, class A warrants or pre-funded warrants.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

June 18, 2020